Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                     of the

                      RESTATED CERTIFICATE of INCORPORATION

                                       of

                            CENTURY ALUMINUM COMPANY

            Century Aluminum Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            FIRST: The Board of Directors of the Corporation, at its meeting held on March 26, 2003, duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said resolutions to be advisable and directing that said amendment be considered at the next Annual Meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Board of Directors of the Corporation does hereby declare it advisable to increase the number of directors authorized to serve on the Corporation's Board of Directors from nine (9) to eleven (11) and that, in order to effectuate said change, the Restated Certificate of Incorporation of the Corporation (the "Certificate") be amended so that paragraph 1 of Article Fifth thereof be and read in its entirety as follows:

                  "1. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors consisting of not less than three (3) nor more than eleven
                  (11) directors. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed and determined from time to time by resolution adopted by the vote of a majority of the total number of directors."

            SECOND: That thereafter, pursuant to resolution of the Board of Directors, the Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the requisite number of shares as required by statute were voted in favor of the amendment.

            THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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            IN WITNESS WHEREOF, the undersigned has caused this Certificate of
Amendment of the Restated Certificate of Incorporation to be signed this 24th day of June, 2003.

                                       CENTURY ALUMINUM COMPANY


                                       By: /s/ Peter C. McGuire
                                       Name:  Peter C. McGuire
                                       Title: Assistant Secretary


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